Deutsche Bank Commodities No                                                      Page1 of 4

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            Commodity Exchange                                  Filed pursuant to Rule 433
                                                         Registration Statement 333-162195
            Traded Notes                                              Dated March 12, 2010

  Description
   The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange
   Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity
   Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first United
   States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

   All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM)
   (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and
   Double Long ETNs are based on the Optimum Yield(TM) version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield(TM) version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

   Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
   Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

   Fact Sheet
   Prospectus

  Index History  (1)

   Source: DB / Bloomberg
   Long Index Weights
   As Of:    11-Mar -2010

   Commodity                      Contract Expiry Date       Weight %
   Light Crude                       22-Jun-2010              35.45
   Heating Oil                       28-May-2010              19.94
   Corn                              14-Dec-2010              10.33
   Gold                              27-Oct-2010              10.18
   Aluminium                         17-Nov-2010              14.18
   Wheat                             14-Jul-2010              9.92
   Short Index Weights

DEE Financial Details

Ticker: DEE
Last Update                         12-Mar-2010
                                    10:30 AM
Price                               Not Available
DEE Index Level*                    370.21244
Indicative Intra-day                51.57
Value**
Last end of day                     51.79156
Value***
Last date for end                   11-Mar-2010
of day Value
Data Source:      www.nyse.com

  (Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DEE
***      Last end of day DEE RP

DYY Financial Details

Ticker: DYY
Last Update                          12-Mar-2010
                                     10:30 AM
Price                                N.A.
DYY Index Level*                     471.84632
Indicative Intra-day                 7.93
Value**
Last end of day                      7.89729
Value***
Last date for end                    11-Mar-2010
of day Value
Data Source:      www.nyse.com
(Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DYY
***      Last end of day DYY RP

DDP Financial Details

Ticker: DDP
Last Update                       12-Mar-2010
                                  10:30 AM
Price                             Not Available
DYY Index Level*                  370.21244
Indicative
Intra-day                         38.84
Value**
Last end of day                   38.92665
Value***
Last date for end                 11-Mar-2010
of day Value
Data Source:      www.nyse.com
(Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DDP
***      Last end of day DDP RP

DPU Financial
Details
Ticker: DPU
Last Update                       12-Mar-2010
                                  10:30 AM
Price                             Not Available
DPU Index Level*                  471.84632
Indicative Intra-day              15.66
Value**
Last end of day                   15.63060
Value***
Last date for end                 11-Mar-2010
of day Value
Data Source:      www.nyse.com
(Data delayed 20 minutes)
*        Indicative intra-day and Index closing
**       Indicative intra-day value of the DPU
***      Last end of day DPU RP

Contact Information

Any questions please call 1-877-369-4617

Deutsche Bank Commodities Notes                                  Page2 of 4
As Of:    11-Mar -2010
Commodity                        Contract Expiry Date           Weight %
Aluminium                        15-Dec-2010                     14.29
Corn                             14-Dec-2010                     10.45
Gold                             28-Dec-2010                     10.2
Heating Oil                      30-Apr-2010                     19.9
Light Crude                      20-Apr-2010                     34.92
Wheat                            14-Dec-2010                     10.25

DB Commodity  ETN and Index Data

DB Commodity ETN
Symbols
Commodity Double ShortDEE
Commodity Double Long DYY
Commodity Short       DDP
Commodity Long        DPU
Details
ETN price at initial
listing               $25.00
Inception date        4/28/08
Maturity date         4/1/38
Yearly investor fee   0.75%
Listing  exchange     NYSE
                      Arca
Standard DB Commodity DBLCMACL
Index symbol
OYTM DB Commodity
Index                 DBLCOYER
symbol
CUSIP symbols
Commodity Double Long 25154H475
Commodity Long        25154H459
Commodity Short       25154H467
Commodity Doubl Short 25154H483
Intraday Intrinsic
Value Symbols
Commodity Double ShortDEEIV
Commodity Double Long DYYIV
Commodity Short       DDPIV
Commodity Long        DPUIV
Risks (2)
Non-principal
protected
Leveraged losses
Subject to an
investor fee
Limitations on
repurchase
Concentrated exposure
to
commodities
Benefits
Leveraged and short
notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax treatment(3)
Issuer Details
Deutsche Bank AG,
London Branch                2
Long-term Unsecured
Obligations

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index"s Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index - Optimum Yield(TM), and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the
"Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Commodity ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB
Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Commodity ETNs is zero, your Investment will expire worthless.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Commodity ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC

Deutsche Bank Commodities Notes                                                       Page3 of 4

            for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by
            Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at
            www.sec.gov. Alternatively, you may request a prospectus by calling
            1-877-369-4617, or you may request a copy from any dealer participating in this offering.

            The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the
            PowerShares DB ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

            Certain marketing services may be provided for these products by Invesco Aim
            Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
            LLC. Neither firm is affiliated with Deutsche Bank.

            PowerShares(R) is a registered trademark of Invesco PowerShares Capital
            Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
            Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

            An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

Deutsche Bank Commodities Notes                                                           Page4 of 4
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